NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Stephanie Zhadkevich Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020

Alon USA Energy Reports Fourth Quarter and Full Year 2015 Results

Schedules conference call for February 25, 2016 at 12:00 p.m. Eastern
DALLAS, TEXAS, February 24, 2016 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the fourth quarter and year ended December 31, 2015. Net loss available to stockholders for the fourth quarter of 2015 was $(52.5) million, or $(0.75) per share, compared to net income available to stockholders of $6.7 million, or $0.10 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(14.6) million, or $(0.21) per share, for the fourth quarter of 2015, compared to net loss available to stockholders of $(0.2) million, or $0.00 per share, for the same period last year.
Net income available to stockholders for the full year 2015 was $52.8 million, or $0.76 per share, compared to net income available to stockholders of $38.5 million, or $0.56 per share, for 2014. Excluding special items, Alon recorded net income available to stockholders of $95.5 million, or $1.37 per share, for the full year 2015, compared to net income available to stockholders of $38.1 million, or $0.55 per share, for 2014.
Paul Eisman, President and CEO, commented, “We are pleased with our overall operational and financial performance in 2015. We achieved the second highest annual adjusted EBITDA in our company’s history, increased our regular dividend by 50% from $0.40 to $0.60 per annum and reduced our interest expense in 2015 by over $30 million compared to 2014. As a result, we reduced our net debt to $322 million, despite high capital spending of over $160 million, substantially related to capital expenditures and turnaround costs. With the Krotz Springs turnaround successfully completed in the fourth quarter of 2015 and the Big Spring turnaround executed in 2014, our assets are prepared to run well in the coming years. Our next major turnaround will not occur until 2019, allowing us to focus on our growth initiatives at both facilities.
“The Big Spring refinery ran well in 2015, setting a new total throughput record for the year. In the fourth quarter, the Big Spring refinery achieved total throughput of approximately 76,000 barrels per day and refinery operating margin of $10.02 per barrel. Relative to the third quarter of 2015, the Big Spring refinery’s fourth quarter results were negatively impacted by seasonal weakness in crack spreads. Also, an outage at Big Spring’s alkylation unit in the quarter impacted gasoline yields and direct operating expenses which were higher than planned at $3.88 per barrel. We also completed a reformer regeneration and catalyst replacement for our diesel hydrotreater unit in the beginning of the first quarter of 2016, which we had postponed from the third quarter of 2015.
“During the fourth quarter of 2015, we successfully completed the planned major turnaround at the Krotz Springs refinery. The turnaround negatively impacted total throughput, which was 41,000 barrels per day, direct operating expense and refinery operating margin. The refinery operating margin was also impacted by the seasonal weakness in crack spreads. In conjunction with the turnaround, we invested nearly $15 million in reliability improvements at the refinery. We continue to progress with our plans to add a sulfuric acid alkylation unit at Krotz Springs.
“Our retail business performed well in 2015 but faced headwinds in the fourth quarter. In addition to seasonal weakness, our performance suffered from severe weather conditions in our markets and weakness in the Midland/Odessa area due to lower economic activity. In October, we opened a new large-format store in El Paso. The performance of the 14 Albuquerque locations acquired in August has exceeded our expectations.

“Our asphalt segment significantly improved in 2015, and we believe the improvements that we have made in our business are sustainable. In 2015, we reduced our direct operating expense by $12 million, which contributed in part to a $28 million improvement in our operating income in 2015 relative to 2014.
“Due to the volatility in oil prices and contraction of crude differentials, the expected cash flows from future operations of our California refining assets, primarily the Bakersfield rail crude offloading facility, have been deferred. As a result, in the fourth quarter of 2015, we have decided to impair our goodwill associated with the California refining assets, resulting in a non-cash bottom-line impact of approximately $39 million.
“We expect total throughput at the Big Spring refinery to average approximately 68,000 barrels per day for the first quarter and 73,000 barrels per day for the full year of 2016. We expect total throughput at the Krotz Springs refinery to average approximately 72,000 barrels per day for the first quarter and 75,000 barrels per day for the full year of 2016.”
FOURTH QUARTER 2015
Special items reduced earnings by $37.9 million for the fourth quarter of 2015 primarily as a result of a loss on impairment of goodwill of $38.5 million, after-tax losses of $1.2 million related to an asphalt inventory adjustment, after-tax expenses of $1.0 million associated with our employee retention plan and after-tax unrealized losses of $0.8 million associated with commodity swaps, partially offset by after-tax insurance recoveries net of professional fees of $2.6 million and $0.9 million associated with after-tax gains recognized on disposition of assets. Special items increased earnings by $6.9 million for the fourth quarter of 2014 primarily as a result of after-tax unrealized gains of $9.0 million associated with commodity swaps, partially offset by after-tax environmental charges of $1.6 million, after-tax losses of $0.1 million associated with write-offs of unamortized debt issuance costs and $0.3 million associated with after-tax losses recognized on disposition of assets.
The combined total refinery average throughput for the fourth quarter of 2015 was 116,995 barrels per day (“bpd”), compared to a combined total refinery average throughput of 143,252 bpd for the fourth quarter of 2014. The Big Spring refinery average throughput for the fourth quarter of 2015 was 75,925 bpd, compared to 76,867 bpd for the fourth quarter of 2014. The Krotz Springs refinery average throughput for the fourth quarter of 2015 was 41,070 bpd, compared to 66,385 bpd for the fourth quarter of 2014. The decreased throughput at the Krotz Springs refinery was due to downtime necessary to complete the planned major turnaround during the fourth quarter of 2015.
Refinery operating margin at the Big Spring refinery was $10.02 per barrel for the fourth quarter of 2015 compared to $15.12 per barrel for the same period in 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads was greater than the improvement in the Gulf Coast 3/2/1 spread and the cost of crude benefit from the market moving from backwardation into contango.
Refinery operating margin at the Krotz Springs refinery was $1.55 per barrel for the fourth quarter of 2015 compared to $4.04 per barrel for the same period in 2014. This decrease in operating margin was primarily due to the negative impact of the planned major turnaround on refinery production.
The average WTI Cushing to WTI Midland spread for the fourth quarter of 2015 was $(0.20) per barrel compared to $5.79 per barrel for the same period in 2014. The average WTI Cushing to WTS spread for the fourth quarter of 2015 was $(0.26) per barrel compared to $4.43 per barrel for the same period in 2014. The average Brent to WTI Cushing spread for the fourth quarter of 2015 was $1.35 per barrel compared to $3.07 per barrel for the same period in 2014. The average LLS to WTI Cushing spread for the fourth quarter of 2015 was $2.08 per barrel compared to $3.16 per barrel for the same period in 2014. The average Brent to LLS spread for the fourth quarter of 2015 was $(0.30) per barrel compared to $0.54 per barrel for the same period in 2014.
The average Gulf Coast 3/2/1 crack spread was $10.90 per barrel for the fourth quarter of 2015 compared to $9.04 per barrel for the fourth quarter of 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $7.13 per barrel for the fourth quarter of 2015 compared to $4.80 per barrel for the fourth quarter of 2014.
The contango environment in the fourth quarter of 2015 created a cost of crude benefit of $0.94 per barrel compared to the backwardated environment creating a cost of crude detriment of $0.68 per barrel for the same period in 2014.
Asphalt margins for the fourth quarter of 2015 were $102.85 per ton compared to $33.53 per ton for the fourth quarter of 2014. On a cash basis (i.e. excluding inventory effects), asphalt margins in the fourth quarter of 2015 were $106.92 per ton compared to $36.51 per ton in the fourth quarter of 2014. The increase in asphalt margins was primarily due to a smaller reduction in blended asphalt sales price relative to the reduction in the cost of blended asphalt during the fourth quarter of 2015 compared to the fourth quarter of 2014.

Retail fuel sales volume increased to 52.2 million gallons in the fourth quarter of 2015 from 49.7 million gallons in the fourth quarter of 2014. Merchandise margins decreased to 31.1% in the fourth quarter of 2015 from 32.3% in the fourth quarter of 2014.
FULL-YEAR 2015
Special items reduced earnings by $42.7 million for 2015 primarily as a result of a loss on impairment of goodwill of $38.5 million, after-tax losses of $5.7 million related to an asphalt inventory adjustment and after-tax expenses of $8.0 million associated with our employee retention plan, partially offset by after-tax unrealized gains of $5.6 million associated with commodity swaps, after-tax insurance recoveries net of professional fees of $2.6 million and $1.4 million associated with after-tax gains recognized on disposition of assets. Special items increased earnings by $0.4 million for 2014 primarily as a result of after-tax unrealized gains of $2.8 million associated with commodity swaps and $0.2 million associated with after-tax gains recognized on disposition of assets, partially offset by after-tax environmental charges of $2.0 million and after-tax losses of $0.7 million associated with write-offs of unamortized original issuance discount and debt issuance costs.
Combined refinery average throughput for 2015 was 140,036 bpd, compared to a combined refinery average throughput of 136,378 bpd in 2014. The Big Spring refinery average throughput for 2015 was 74,906 bpd compared to 66,033 bpd for 2014. During 2014, refinery throughput at the Big Spring refinery was reduced as we completed both the planned major turnaround and the vacuum tower project. The Krotz Springs refinery average throughput for 2015 was 65,130 bpd compared to 70,345 bpd for 2014. During 2015, we completed the planned major turnaround at the Krotz Springs refinery, which reduced throughput during the period.
Refinery operating margin at the Big Spring refinery was $14.43 per barrel for 2015 compared to $16.69 per barrel for 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads was greater than the improvement in the Gulf Coast 3/2/1 spread and the cost of crude benefit from the market moving from backwardation into contango.
Refinery operating margin at the Krotz Springs refinery was $7.02 per barrel for 2015 compared to $7.57 per barrel for 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland and the LLS to WTI Cushing spreads was greater than the improvement in the Gulf Coast 2/1/1 high sulfur diesel crack spread and the cost of crude benefit from the market moving from backwardation into contango.
The average WTI Cushing to WTI Midland spread for 2015 was $0.39 per barrel compared to $6.93 per barrel for 2014. The average WTI Cushing to WTS spread for 2015 was $(0.06) per barrel compared to $6.04 per barrel for 2014. The average Brent to WTI Cushing spread for 2015 was $3.54 per barrel compared to $6.19 per barrel for 2014. The average LLS to WTI Cushing spread for 2015 was $3.73 per barrel compared to $3.85 per barrel for 2014. The average Brent to LLS spread for 2015 was $0.14 per barrel compared to $3.45 per barrel for 2014.
The average Gulf Coast 3/2/1 crack spread for 2015 was $17.02 per barrel compared to $14.52 per barrel for 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for 2015 was $10.81 per barrel compared to $9.76 per barrel for 2014.
The contango environment in 2015 created a cost of crude benefit of $1.01 per barrel compared to the backwardated environment creating a cost of crude detriment of $0.73 per barrel in 2014.
Asphalt margins for 2015 were $105.70 per ton compared to $43.86 per ton in 2014. On a cash basis (i.e. excluding inventory effects), asphalt margins in 2015 were $109.35 per ton compared to $41.31 per ton in 2014. The increase in asphalt margins was primarily due to a smaller reduction in blended asphalt sales price relative to the reduction in cost of blended asphalt during 2015 compared to 2014.
Retail fuel sales volume increased to 199.1 million gallons in 2015 from 192.6 million gallons in 2014. Merchandise margins increased to 31.9% in 2015 from 31.4% in 2014. Merchandise sales increased to $328.5 million in 2015 from $322.3 million in 2014.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Thursday, February 25, 2016, at 12:00 p.m. Eastern Time (11:00 a.m. Central Time), to discuss the fourth quarter and year-end 2015 financial results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through March 10, 2016, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13629237#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2014, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2014, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$782,367	$1,503,231	$4,338,152	$6,779,456
Operating costs and expenses:
Cost of sales	636,794	1,307,198	3,515,406	6,002,270
Direct operating expenses	63,426	73,022	255,534	281,686
Selling, general and administrative expenses (2)	51,306	40,303	200,195	170,139
Depreciation and amortization (3)	32,232	32,562	126,494	124,063
Total operating costs and expenses	783,758	1,453,085	4,097,629	6,578,158
Gain (loss) on disposition of assets	1,319	(471)	1,914	274
Loss on impairment of goodwill (4)	(39,028)	—	(39,028)	—
Operating income (loss)	(39,100)	49,675	203,409	201,572
Interest expense	(19,876)	(25,670)	(79,826)	(111,143)
Equity earnings (losses) of investees	1,944	(1,123)	6,669	1,678
Other income, net	266	33	417	674
Income (loss) before income tax expense (benefit)	(56,766)	22,915	130,669	92,781
Income tax expense (benefit)	(4,860)	8,459	48,282	22,913
Net income (loss)	(51,906)	14,456	82,387	69,868
Net income attributable to non-controlling interest	628	7,749	29,636	31,411
Net income (loss) available to stockholders	$(52,534)	$6,707	$52,751	$38,457
Earnings (loss) per share, basic	$(0.75)	$0.10	$0.76	$0.56
Weighted average shares outstanding, basic (in thousands)	70,027	69,319	69,772	68,985
Earnings (loss) per share, diluted	$(0.75)	$0.10	$0.75	$0.55
Weighted average shares outstanding, diluted (in thousands)	70,027	69,842	70,714	69,373
Cash dividends per share	$0.15	$0.31	$0.55	$0.53
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$49,755	$49,074	$226,065	$193,658
Investing activities	(81,713)	(24,242)	(160,011)	(108,995)
Financing activities	27,221	(3,439)	(46,888)	(94,201)
OTHER DATA:
Adjusted net income (loss) available to stockholders (5)	$(14,635)	$(219)	$95,459	$38,100
Adjusted earnings (loss) per share (5)	$(0.21)	$—	$1.37	$0.55
Adjusted EBITDA (6)	$34,128	$67,066	$366,166	$323,935
Capital expenditures (7)	43,933	14,633	101,195	88,429
Capital expenditures for turnarounds and catalysts	23,938	11,081	35,348	62,473

	As of December 31,
	2015	2014
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$234,127	$214,961
Working capital	78,694	126,665
Total assets (8)	2,176,138	2,191,644
Total debt (8)	555,962	554,457
Total debt less cash and cash equivalents (8)	321,835	339,496
Total equity	664,160	673,778

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$627,498	$1,294,459	$3,663,956	$5,937,982
Operating costs and expenses:
Cost of sales	528,548	1,142,721	3,034,531	5,329,605
Direct operating expenses	57,063	63,471	227,517	241,833
Selling, general and administrative expenses	19,553	11,367	79,022	56,004
Depreciation and amortization	27,253	27,089	107,619	104,676
Total operating costs and expenses	632,417	1,244,648	3,448,689	5,732,118
Gain (loss) on disposition of assets	1,319	1	1,842	(1,255)
Loss on impairment of goodwill (4)	(39,028)	—	(39,028)	—
Operating income (loss)	$(42,628)	$49,812	$178,081	$204,609
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$10.02	$15.12	$14.43	$16.69
Refinery operating margin – Krotz Springs (10)	1.55	4.04	7.02	7.57
Refinery direct operating expense – Big Spring (11)	3.88	3.67	3.62	4.39
Refinery direct operating expense – Krotz Springs (11)	5.82	4.46	4.03	4.12
Capital expenditures	$37,926	$7,825	$73,429	$63,148
Capital expenditures for turnarounds and catalysts	23,938	11,081	35,348	62,473
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$10.90	$9.04	$17.02	$14.52
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$7.13	$4.80	$10.81	$9.76
WTI Cushing crude oil (per barrel)	$42.05	$73.37	$48.68	$93.10
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (13)	$(0.20)	$5.79	$0.39	$6.93
WTI Cushing less WTS (13)	(0.26)	4.43	(0.06)	6.04
LLS less WTI Cushing (13)	2.08	3.16	3.73	3.85
Brent less LLS (13)	(0.30)	0.54	0.14	3.45
Brent less WTI Cushing (13)	1.35	3.07	3.54	6.19
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.25	$1.85	$1.56	$2.49
Gulf Coast ultra-low sulfur diesel	1.29	2.20	1.58	2.71
Gulf Coast high sulfur diesel	1.19	2.03	1.45	2.59
Natural gas (per MMBtu)	2.23	3.83	2.63	4.26

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2015		2014		2015		2014
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	29,510	38.9	35,663	46.4	33,647	44.9	30,323	45.9
WTI crude	43,968	57.9	35,691	46.4	38,632	51.6	32,429	49.1
Blendstocks	2,447	3.2	5,513	7.2	2,627	3.5	3,281	5.0
Total refinery throughput (14)	75,925	100.0	76,867	100.0	74,906	100.0	66,033	100.0
Refinery production:
Gasoline	38,600	50.8	41,015	53.0	37,519	50.0	32,932	49.7
Diesel/jet	27,812	36.6	27,074	34.9	27,651	36.8	23,252	35.1
Asphalt	2,362	3.1	2,749	3.5	2,639	3.5	2,716	4.1
Petrochemicals	4,012	5.3	4,476	5.8	4,579	6.1	3,756	5.7
Other	3,176	4.2	2,185	2.8	2,678	3.6	3,565	5.4
Total refinery production (15)	75,962	100.0	77,499	100.0	75,066	100.0	66,221	100.0
Refinery utilization (16)		100.7%		97.7%		99.0%		97.2%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2015		2014		2015		2014
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	8,750	21.3	28,454	42.9	22,408	34.4	28,373	40.3
Gulf Coast sweet crude	29,384	71.6	32,208	48.5	38,699	59.4	39,636	56.4
Blendstocks	2,936	7.1	5,723	8.6	4,023	6.2	2,336	3.3
Total refinery throughput (14)	41,070	100.0	66,385	100.0	65,130	100.0	70,345	100.0
Refinery production:
Gasoline	18,083	43.7	31,336	46.5	30,193	45.5	32,925	45.9
Diesel/jet	16,037	38.7	26,402	39.2	27,259	41.0	30,060	41.9
Heavy Oils	654	1.6	1,199	1.8	1,165	1.8	1,146	1.6
Other	6,632	16.0	8,441	12.5	7,781	11.7	7,579	10.6
Total refinery production (15)	41,406	100.0	67,378	100.0	66,398	100.0	71,710	100.0
Refinery utilization (16)		83.1%		82.0%		91.3%		91.9%

ASPHALT SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$48,967	$106,572	$257,955	$457,412
Operating costs and expenses:
Cost of sales (17) (18)	38,081	102,280	212,166	431,931
Direct operating expenses	6,363	9,551	28,017	39,853
Selling, general and administrative expenses	3,280	1,499	10,517	7,874
Depreciation and amortization	1,227	1,166	4,892	4,747
Total operating costs and expenses	48,951	114,496	255,592	484,405
Gain (loss) on disposition of assets	—	(482)	—	1,396
Operating income (loss) (21)	$16	$(8,406)	$2,363	$(25,597)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	104	104	451	516
Non-blended asphalt sales volume (tons in thousands) (20)	18	24	59	65
Blended asphalt sales price per ton (19)	$451.98	$571.30	$486.34	$571.18
Non-blended asphalt sales price per ton (20)	116.61	406.17	231.00	397.91
Asphalt margin per ton (21)	102.85	33.53	105.70	43.86
Capital expenditures	$901	$1,505	$3,385	$5,777

RETAIL SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$182,960	$216,657	$774,435	$939,684
Operating costs and expenses:
Cost of sales (18)	147,223	176,654	626,903	796,356
Selling, general and administrative expenses	28,292	27,260	109,943	105,556
Depreciation and amortization	3,427	3,697	12,431	12,241
Total operating costs and expenses	178,942	207,611	749,277	914,153
Gain on disposition of assets	—	10	72	134
Operating income	$4,018	$9,056	$25,230	$25,665
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	309	295	309	295
Retail fuel sales (thousands of gallons)	52,155	49,732	199,147	192,582
Retail fuel sales (thousands of gallons per site per month) (22)	58	59	58	57
Retail fuel margin (cents per gallon) (23)	20.0	27.6	21.3	21.6
Retail fuel sales price (dollars per gallon) (24)	$1.95	$2.73	$2.24	$3.20
Merchandise sales	$80,958	$80,951	$328,505	$322,262
Merchandise sales (per site per month) (22)	$87	$91	$91	$91
Merchandise margin (25)	31.1%	32.3%	31.9%	31.4%
Capital expenditures	$4,110	$4,654	$18,993	$16,748

(1)
Includes excise taxes on sales by the retail segment of $20,367 and $19,486 for the three months ended December 31, 2015 and 2014, respectively, and $77,860 and $75,409 for the years ended December 31, 2015 and 2014, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $181 and $177 for the three months ended December 31, 2015 and 2014, respectively, and $713 and $705 for the years ended December 31, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $325 and $610 for the three months ended December 31, 2015 and 2014, respectively, and $1,552 and $2,399 for the years ended December 31, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(4)	During the three months and year ended December 31, 2015, we recognized a goodwill impairment loss of $39,028 related to our California refining reporting unit.

(5)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings per share, excluding the after-tax write-off of unamortized debt issuance costs, after-tax write-off of unamortized original issuance discount, after-tax employee retention expense, after-tax environmental charges, loss on impairment of goodwill, after-tax loss on asphalt inventory adjustment, after-tax insurance recoveries net of professional fees, after-tax unrealized gains (losses) on commodity swaps and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(dollars in thousands)
Net income (loss) available to stockholders	$(52,534)	$6,707	$52,751	$38,457
Plus: Write-off of debt issuance costs, net of tax	—	123	—	411
Plus: Write-off of original issuance discount, net of tax	—	—	—	265
Plus: Employee retention expense, net of tax	956	—	8,007	—
Plus: Environmental charges, net of tax	—	1,634	—	1,950
Plus: Loss on impairment of goodwill	38,540	—	38,540	—
Plus: Loss on asphalt inventory adjustment, net of tax	1,192	—	5,736	—
Less: Insurance recoveries net of professional fees, net of tax	(2,615)	—	(2,615)	—
Less: Unrealized (gains) losses on commodity swaps, net of tax	772	(8,973)	(5,608)	(2,781)
Less: (Gain) loss on disposition of assets, net of tax	(946)	290	(1,352)	(202)
Adjusted net income (loss) available to stockholders	$(14,635)	$(219)	$95,459	$38,100
Adjusted earnings (loss) per share *	$(0.21)	$—	$1.37	$0.55

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings (loss) per share.

(6)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets, loss on impairment of goodwill and unrealized gains (losses) on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, loss on impairment of goodwill, unrealized gains (losses) on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months and years ended December 31, 2015 and 2014:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(dollars in thousands)
Net income (loss) available to stockholders	$(52,534)	$6,707	$52,751	$38,457
Net income attributable to non-controlling interest	628	7,749	29,636	31,411
Income tax expense (benefit)	(4,860)	8,459	48,282	22,913
Interest expense	19,876	25,670	79,826	111,143
Depreciation and amortization	32,232	32,562	126,494	124,063
(Gain) loss on disposition of assets	(1,319)	471	(1,914)	(274)
Loss on impairment of goodwill	39,028	—	39,028	—
Unrealized (gains) losses on commodity swaps	1,077	(14,552)	(7,937)	(3,778)
Adjusted EBITDA	$34,128	$67,066	$366,166	$323,935
Adjusted EBITDA does not exclude a loss of $1,662 and $8,118 for the three months and year ended December 31, 2015, respectively, resulting from a price adjustment related to asphalt inventory.

(7)
Includes corporate capital expenditures of $996 and $649 for the three months ended December 31, 2015 and 2014, respectively, and $5,388 and $2,756 for the years ended December 31, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(8)
During the year ended December 31, 2015, we adopted the FASB’s recently issued accounting guidance simplifying the presentation of debt issuance costs. As a result of adopting this guidance, debt issuance costs that had previously been included as deferred charges in our consolidated balance sheets have been reclassified as a direct deduction from the carrying value of the associated debt. These changes have been applied retrospectively to all periods presented.

(9)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain adjustments) attributable to each refinery by its throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months and year ended December 31, 2015 excludes realized and unrealized gains on commodity swaps of $9,759 and $59,215, respectively. The refinery operating margin for the three months and year ended December 31, 2015 also excludes insurance recoveries of $10,868. For the year ended December 31, 2015, $3,941 primarily related to inventory adjustments was not included in cost of sales for the Big Spring refinery and the Krotz Springs refinery.
The refinery operating margin for the three months and year ended December 31, 2014 excludes realized and unrealized gains on commodity swaps of $14,552 and $4,660, respectively.

(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(13)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales include asphalt purchases sold as part of the supply and offtake arrangement of $0 and $37,409 for the three months ended December 31, 2015 and 2014, respectively, and $24,988 and $136,818 for the years ended December 31, 2015 and 2014, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin for the three months and year ended December 31, 2015 excludes a loss of $1,662 and $8,118, respectively, resulting from a price adjustment related to asphalt inventory. This loss is included in the operating income (loss) of the asphalt segment.

(22)	At December 31, 2015, we had 309 retail convenience stores of which 298 sold fuel. At December 31, 2014, we had 295 retail convenience stores of which 283 sold fuel.
The 14 stores acquired in mid-August 2015 have been included in the per site key operating statistics only for the period after acquisition.

(23)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.